SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
           Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 33-69532

                                  Brylane, L.P.
                              Brylane Capital Corp.
             (Exact name of registrant as specified in its charter)

                               463 Seventh Avenue
                            New York, New York 10018
                                 (212) 613-9500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     10% Senior Subordinated Notes Due 2003
             (Title of each class of securities covered by the Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)    [   ]        Rule  12h-3(b)(1)(ii)  [   ]
Rule  12g-4(a)(1)(ii)   [   ]        Rule  12h-3(b)(2)(i)   [   ]
Rule  12g-4(a)(2)(i)    [   ]        Rule  12h-3(b)(2)(ii)  [   ]
Rule  12g-4(a)(2)(ii)   [   ]        Rule  15d-6            [   ]
Rule  12h-3(b)(1)(i)    [ x ]

Approximate number of holders of record as of the certification or notice date:
    none

     Pursuant to the requirements of the Securities Exchange Act of 1934 Brylane, L.P. and Brylane Capital Corp. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Date:  10/21/1998             By:    /s/  Robert  A.Pulciani
       ----------                    -----------------------
                                          Robert  A.  Pulciani
                                          Brylane,  L.P.


Date:  10/21/1998             By:    /s/  Robert  A.Pulciani
       ----------                    -----------------------
                                          Robert  A.  Pulciani
                                          Brylane,  L.P.